Exhibit 99.1

Sono-Tek Corporation Reports First Quarter Fiscal 2027 Results

Revenue Increased 10%; Gross Margin Expanded to 57%; Operating Income Increased 86%; Net Income Increased 67%

Anticipating Continued Revenue Growth in 1H 2027 Driven by Strong Medical Sector and Higher Value Production Systems

MILTON, N.Y., July 8, 2026 – Sono-Tek Corporation (Nasdaq: SOTK), a leading developer and manufacturer of precision ultrasonic coating systems, today reported financial results for the first quarter of fiscal 2027, ended May 31, 2026.

First Quarter Fiscal 2027 Highlights

  Net sales increased 10% to $5.66 million
  Gross margin expanded to 57% from 52%
  Gross profit increased 21% to $3.21 million
  Operating income increased 86% to $897,000
  Net income increased 53% to $741,000, or $0.05 per diluted share
  Cash, cash equivalents, and marketable securities increased to $16.65 million with no debt
  Backlog increased to approximately $7.73 million

Steve Harshbarger, CEO & President of Sono-Tek, stated:

"Fiscal 2027 is off to a strong start with double-digit revenue growth, meaningful margin expansion, and improved profitability, reflecting disciplined execution across our operations and the continued success of our strategy of focusing on higher-value production systems in advanced technology markets, particularly medical devices.

"Our medical business was the primary growth driver this quarter, with strong demand for specialty stent coating systems and Drug-Eluting Balloon platforms across the U.S., Europe, and Asia. This exceptional mix of business-including a higher concentration of medical systems, shipments of higher-value production platforms, and a greater proportion of U.S. based sales with lower distributor commission expenses, was a significant contributor to our gross margin expansion. While we are very pleased with these results, product mix, geographic mix, and shipment timing naturally fluctuate from quarter to quarter, and we would not expect this level of gross margin to be representative of every future quarter. Our technology is increasingly being selected for applications requiring highly controlled, repeatable thin-film coatings, positioning Sono-Tek to benefit as manufacturing precision requirements continue to increase across multiple industries.

"Looking ahead, we remain focused on expanding our installed base of production systems, supporting customers as they scale from development into commercial manufacturing, and investing in the engineering and commercial capabilities that will drive our next phase of growth. The Company continues to project revenue growth during the first half of fiscal 2027, supported by strong medical demand and continued shipments of higher-value production systems, and we maintain our previously communicated expectation of flat to modest revenue growth for the full fiscal year. This full-year outlook primarily reflects the timing of several large production platform orders. As these higher-value production systems become a larger portion of our business, quarterly revenue may increasingly be influenced by shipment timing. Our strong balance sheet provides the flexibility to execute these priorities while continuing to create long-term value for shareholders."

Dr. Christopher L. Coccio, Executive Chairman, added:

"Our first quarter results reinforce the long-term strength of Sono-Tek's ultrasonic coating technology platform and validate the strategic direction that we have pursued for many years. As precision manufacturing requirements continue to increase across advanced industries, we believe we are well positioned to expand our leadership through continued innovation and differentiated application expertise.

"We have spent decades building differentiated technology, deep application expertise, and lasting customer relationships that continue to position us for future success. We believe these enduring strengths, together with disciplined investment and a strong financial foundation, position Sono-Tek to capitalize on attractive long-term growth opportunities while creating lasting shareholder value."

First Quarter Fiscal 2027 Results

Net sales increased 10% to $5.66 million, driven by strong Medical demand, partially offset by lower Alternative Energy shipments compared with the prior-year period.

Gross profit increased 21% to $3.21 million, with gross margin expanding from 52% to 57% due to favorable product mix and higher-value system shipments.

Operating expenses increased 6% to $2.32 million due to continued investment in sales, engineering, and business development initiatives.

Operating income increased 86% to $897,000.

Net income increased 53% to $741,000, or $0.05 per diluted share.

First Quarter Fiscal 2027 Results – (compared with the prior year period)

	Three Months Ended May 31,		Change
	2026	2025	$	%
Net Sales	$5,661,000	$5,133,000	528,000	10%
Gross Profit	3,214,000	2,665,000	549,000	21%
Gross Margin	57%	52%
Operating Income	$897,000	$483,000	414,000	86%
Operating Margin	16%	9%
Net Income	$741,000	$485,000	256,000	53%
Net Margin	13%	9%
Basic Earnings Per Share	$0.05	$0.03
Diluted Earnings Per Share	$0.05	$0.03
Weighted Average Shares -Basic	15,713,000	15,734,000
Weighted Average Shares - Diluted	15,737,000	15,749,000

First Quarter Fiscal 2027 Product and Market Highlights

Market Sales

  Medical: $3.95 million vs. $809,000
  Electronics/Microelectronics: $863,000 vs. $943,000
  Alternative Energy/Clean: $319,000 vs. $3.25 million
  Industrial: $530,000 vs. $119,000
  Emerging R&D and Other: $3,000 vs. $14,000

Medical growth was driven by specialty stent coating systems in the U.S. and Drug-Eluting Balloon platforms across the U.S., China, and Europe. Alternative Energy declined due to reduced electrolysis demand and the absence of solar shipments. Industrial growth reflected system upgrades and R&D nano-coating applications.

Product Sales

  Fluxing Systems: $92,000 vs. $152,000
  In-Line Coating Systems: $2.16 million vs. $3.05 million
  Multi-Axis Coating Systems: $2.08 million vs. $677,000
  OEM Systems: $231,000 vs. $130,000
  Spare Parts, Services and Other: $1.10 million vs. $1.12 million
  Total Net Sales: $5.66 million vs. $5.13 million

Multi-Axis growth was driven by strong demand across multiple end markets. In-Line declined due to reduced clean energy shipments, including the absence of prior-year solar system deliveries. OEM Systems increased on semiconductor and fluxer OEM demand, while services remained stable.

Balance Sheet, Backlog and Outlook

Balance Sheet: Cash, cash equivalents, and marketable securities totaled $16.65 million, compared with $14.81 million at the prior year end. The Company had no outstanding debt.

Backlog: Combined equipment and service-related backlog at May 31, 2026 was $7.73 million, compared to backlog of $7.48 million at May 31, 2025, an increase of $250,000, or 3%. Backlog was down $1.39 million compared to the fiscal 2026 year-end level of $9.12 million.

Outlook: Sono-Tek anticipates continued revenue growth and profitability in the first half of fiscal year 2027 compared to the first half of fiscal year 2026, driven by expanding demand in the medical sector and continued adoption of high value production-scale coating systems across multiple end markets. Total fiscal year 2027 revenue is currently projected to be relatively flat to modestly higher compared to fiscal year 2026, as visibility beyond the first half remains limited due to continued uncertainty in certain clean energy sectors and the timing of shipments for higher value production scale platforms.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide. Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide. Sono-Tek's inroads into the clean energy sector have shown transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. We strategically deliver our products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

Our solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Our growth strategy is focused on leveraging our innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for our customers’ products and processes. For further information, visit www.sono-tek.com

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; continued strength of sales to the medical device and electronics markets; increased private and public funding for the clean energy sector; continued strong demand for Sono-Tek’s suite of thin film coating solutions and application consulting services in the clean energy and other markets; maintenance of order backlog; evolving tariff policies; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; timing of large orders and completion on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of first half and annual revenues and profitability within the forecasted ranges of guidance. We undertake no obligation to update any forward-looking statement.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith, President

PCG Advisory, Inc.

ksmith@pcgadvisory.com

- Financial Tables to follow –

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2026	February 28,
	(Unaudited)	2026
ASSETS
Current Assets:
Cash and cash equivalents	$8,982,075	$7,339,403
Marketable securities	7,669,872	7,469,649
Accounts receivable (less allowance of $12,225, respectively)	1,264,932	3,350,953
Inventories	4,063,132	3,923,350
Prepaid expenses and other current assets	659,518	743,295
Total current assets	22,639,529	22,826,650

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,138,226	2,173,443
Intangible assets, net	27,892	29,791
Deferred tax asset	809,182	1,141,611

TOTAL ASSETS	$25,864,829	$26,421,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$935,442	$1,038,885
Accrued expenses	2,088,229	2,227,401
Customer deposits	2,006,896	3,069,743
Income taxes payable	147,984	255,398
Total current liabilities	5,178,551	6,591,427

Deferred tax liability	75,238	55,909
Total liabilities	5,253,789	6,647,336

Commitments and Contingencies (Note 10)	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,716,723 and 15,710,389 issued and outstanding as of May 31, 2026 and February 28, 2026	157,167	157,104
Additional paid-in capital	10,282,508	10,186,858
Accumulated earnings	10,171,365	9,430,197
Total stockholders’ equity	20,611,040	19,774,159

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,864,829	$26,421,495

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended May 31,
	2026	2025

Net Sales	$5,661,159	$5,132,773
Cost of Goods Sold	2,447,241	2,468,259
Gross Profit	3,213,918	2,664,514

Operating Expenses
Research and product development costs	616,982	668,470
Marketing and selling expenses	1,024,984	858,151
General and administrative costs	674,792	654,525
Total Operating Expenses	2,316,758	2,181,146

Operating Income	897,160	483,368

Interest and Dividend Income	114,624	142,098
Net unrealized (loss) on marketable securities	(26,271)	(21,923)

Income Before Income Taxes	985,513	603,543

Income Tax Expense	244,345	118,558

Net Income	$741,168	$484,985

Basic Earnings Per Share	$0.05	$0.03

Diluted Earnings Per Share	$0.05	$0.03

Weighted Average Shares - Basic	15,713,185	15,733,955

Weighted Average Shares - Diluted	15,737,276	15,748,556

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales:

	Three Months Ended May 31,				Change
	2026	% of total	2025	% of total	$	%
Fluxing Systems	$92,000	2%	$152,000	3%	(60,000)	(39%)
In-Line Coating Systems	2,159,000	38%	3,054,000	59%	(895,000)	(29%)
Multi-Axis Coating Systems	2,075,000	37%	677,000	13%	1,398,000	206%
OEM Systems	231,000	4%	130,000	3%	101,000	78%
Spare Parts, Services and Other	1,104,000	20%	1,120,000	22%	(16,000)	1%
TOTAL	$5,661,000		$5,133,000		$528,000	10%

Market Sales:

	Three Months Ended May 31,				Change
	2026	% of total	2025	% of total	$	%
Electronics/Microelectronics	$863,000	15%	$943,000	19%	(80,000)	(8%)
Medical	3,946,000	70%	809,000	16%	3,137,000	388%
Alternative Energy/Clean	319,000	6%	3,248,000	63%	(2,929,000)	(90%)
Emerging R&D and Other	3,000	0%	14,000	0%	(11,000)	(79%)
Industrial	530,000	9%	119,000	2%	411,000	345%
TOTAL	$5,661,000		$5,133,000		$528,000	10%

Geographic Sales:

	Three Months Ended
	May 31,		Change
	2026	2025	$	%
U.S. & Canada	$3,530,000	$3,543,000	$(13,000)	0%
Asia Pacific (APAC)	738,000	597,000	141,000	24%
Europe, Middle East, Africa (EMEA)	930,000	897,000	33,000	4%
Latin America	463,000	96,000	367,000	382%
TOTAL	$5,661,000	$5,133,000	$528,000	10%